Exhibit 4.2
FRESH DEL MONTE PRODUCE INC.
DESCRIPTION OF SECURITIES

The following summarizes the material terms of the ordinary shares of Fresh Del Monte Produce Inc., the company’s only class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, as set forth in our Second Amended and Restated Memorandum and Articles of Association, which we refer to as our charter. This summary does not purport to be complete and is subject to and qualified by reference to our charter. We encourage you to read our charter and the applicable provisions of the Companies Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof, which we refer to as the Companies Act, for additional information.

Authorized Capital

Our charter authorizes us to issue an aggregate of 200,000,000 ordinary shares with a par value of US$0.01 per share, and 50,000,000 preferred shares with a par value of US$0.01 per share.

Ordinary Shares

Our ordinary shares carry no preemptive or other subscription rights to purchase ordinary shares, and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. No Cayman Islands laws or regulations restrict or affect the payment of dividends, interests and other payments to non-resident holders of ordinary shares. There is no reciprocal tax treaty between the Cayman Islands and the United States regarding tax withholding. The rights and preferences of holders of ordinary shares are subject to the rights of any series of preferred stock which we may issue in the future.

Dividends. Subject to the restrictions of the ordinary shares and the Companies Act, our board of directors may from time to time declare dividends (including interim dividends) and other distributions paid out of our lawfully available funds, subject to the conditions and restrictions determined by our board of directors.

Liquidation. In the case of our voluntary or involuntary liquidation, dissolution or winding-up, after payment of our creditors, our remaining assets and funds available for distribution will be divided among our shareholders as the liquidator shall determine, subject to the rights of any preference shareholders.

Voting. Except as provided by statute or our charter, holders of the ordinary shares have the sole right and power to vote on all matters on which a vote of our shareholders is to be taken. At every meeting of the shareholders, all resolutions of the meeting shall be decided by poll and each holder of shares present in person or by proxy is entitled to cast one vote for each share (which entitles the holder thereof to vote) standing in his or her name as of the record date for the vote.

Election of Directors. The holders of ordinary shares are entitled to elect or remove directors, at any general meeting called for such purpose, by a simple majority vote of the votes cast, in person or by proxy.

Selected Provisions of our Charter

Some provisions of our charter may have the effect of delaying, deterring or preventing a change in control not approved by our board of directors.

Our charter provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the board of directors until the second annual shareholders’ meeting following the date the acquiror obtains the controlling share interest. The classified board provision may have the effect of discouraging a potential acquiror from making an unsolicited tender offer or otherwise attempting to obtain control of us and to increase the likelihood that incumbent directors will retain their positions.

Our charter provides that shareholder action can be taken only at a general meeting of shareholders and cannot be taken by written consent in lieu of a meeting. Our charter provides that, except as otherwise required by law at any time there are no directors of the company, general meetings of the shareholders may only be called pursuant to a resolution adopted by a majority of the board of directors or by the chairperson of the board. Shareholders will not be permitted to call a general meeting or to require the board of directors to call a general meeting.

Our charter establishes an advance notice procedure for shareholder proposals to be brought before a general meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Our charter provides that shareholders at a general meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting (i) by or at the direction of the board of directors, or (ii) by a shareholder who was a shareholder of record on the record date for the meeting and who has given the directors timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Our charter does not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a general meeting. Our charter, however, may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed. Our charter may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Our board of directors may, from time to time, direct the allotment and disposal of preferred shares and may, at the time of issue, determine the rights, privileges and preferences of such shares. Satisfaction of any dividend preferences of outstanding preferred shares may reduce the amount of funds available for the payment of dividends on ordinary shares. Holders of preferred shares may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of ordinary shares. Holders of preferred shares may also be granted special voting rights. In some circumstances, the issue of preferred shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. There are currently no preferred shares outstanding.

Under Cayman Islands law, the affirmative vote of holders of at least two-thirds of the total votes eligible and actually cast at our general meeting is required to amend, alter, change or repeal provisions of our charter. This requirement of a special resolution to approve such actions to our charter could enable a minority of our shareholders to exercise veto power over any such action to our charter.

Limitations on Liability and Indemnification of Officers and Directors

Our charter limits the liability of directors and provides that we will indemnify our directors and officers, in each case, as permitted by Cayman Islands law.